UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2017

Synergy CHC Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-55098	99-0379440
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	ID Number)

865 Spring Street, Westbrook, ME	04092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(615) 939-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On June 21, 2017, we entered into and simultaneously closed on an Asset Purchase Agreement with Perfekt Beauty Holdings LLC and CDG Holdings, LLC, which owns 92.3% of the issued and outstanding equity interests of Perfekt Beauty. Perfekt Beauty is engaged in the business of developing and selling skincare and cosmetics products under the brand Per-fekt.

Pursuant to the Purchase Agreement, we purchased all of Perfekt Beauty’s assets and assumed certain of its liabilities for a purchase price of $709,988.34, which was paid with an aggregate of 473,326 shares of our common stock, which share amount was derived by dividing the purchase price by $1.50. As additional consideration, we will pay quarterly royalties equal to 5% of net sales for 10 years following the closing date. The purchase price is subject to adjustment as provided in the Purchase Agreement, based on the final amounts of accounts payable, accounts receivable and new and unsold inventory.

We did not assume the liabilities associated with the wholesale value of any returns of any Perfekt Beauty product inventory held by Ulta Beauty as of the closing (the “Ulta Held Inventory”), which, as of the closing, had a wholesale value of approximately $1,010,000 (the “Ulta Liability Amount”). In the event of the return to CDG Holdings of any Ulta Held Inventory, we will purchase such inventory from CDG Holdings at CDG Holdings’ true cost of manufacturing for such inventory. Under the Purchase Agreement, we agreed to use commercially reasonable efforts to sell Perfekt Beauty products to Ulta (“New Product Sales”) and to support the resale of any Perfekt Beauty products sold to Ulta, and once New Product Sales (measured using the net sales definition in the Purchase Agreement) equal or exceed the Ulta Liability Amount, then we will assume the liabilities associated with the Ulta Held Inventory. Notwithstanding the foregoing, on the one-year anniversary of the closing, we will assume all liabilities associated with the Ulta Held Inventory.

The Purchase Agreement contains customary representations and warranties and covenants by the parties. The Purchase Agreement contains customary indemnification provisions in favor of our company and our affiliates, including, subject to certain limitations, whereby Perfekt Beauty and CDG Holdings agree to indemnify us and our affiliates for any losses arising out of any breach of their representations or warranties and any breach or failure to perform their obligations under the Purchase Agreement, among others. In certain cases, indemnification is not triggered until the losses to be indemnified exceed $20,000, at which time all losses are included, but indemnification is capped at the purchase price. Indemnified losses are to be paid first out of any royalty payments due under the Purchase Agreement.

As a condition of the closing of the Purchase Agreement, Perfekt Beauty and CDG Holdings entered into lock up agreements, pursuant to which they have agreed to not sell any of the shares of our common stock received in the transaction for a period of four months.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

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Item 2.01. Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 of this Current Report is incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities.

The information regarding the issuance of shares of our common stock reported in Item 1.01 of this Report is incorporated herein by reference. The shares of common stock issued to Perfekt Beauty and CDG Holdings were sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof. The shares of our common stock issued to Perfekt Beauty and CDG Holdings may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws.

Item 8.01. Other Events.

On June 22, 2017, we issued a press release announcing the transaction with Perfekt Beauty and CDG Holdings. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

If and to the extent required, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

If and to the extent required, the financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated June 22, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY CHC CORP.

Date: June 22, 2017	/s/ Jack Ross
Jack Ross
President and Chief Executive Officer

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